Exhibit 10.56
Form of Notice to Officers and Other Employees
Regarding April 15, 2005, Acceleration of Stock Option Vesting
Landec Corporation announced on April 20, 2005 that the Board of Directors has accelerated the vesting of “out-of-the-money” stock options previously awarded to employees and officers due to new accounting regulations that will take effect in our fiscal year 2007 which begins May 29, 2006.
The following Q&A provides additional details regarding the acceleration and addresses questions that have been raised.

Q:	Why did Landec decide to accelerate the vesting of stock options?

The impact of new accounting regulations would have resulted in significant expenses for unvested options being recorded on the Company’s income statement beginning with fiscal year 2007. The Board believes the expense reduction associated with the acceleration of “out-of-the-money” options is in the best interest of the Company and shareholders.

Q:	Are other companies taking similar action?

A number of public companies have made the decision to accelerate vesting of stock options and more companies are expected to take similar action in coming months.

Q:	What options were accelerated?

All unvested options with an exercise price above $6.25, the closing price of Landec’s stock on April 15, 2005.

Q:	When are the stock options fully vested? When can I exercise?

The effective date for the vesting is April 15, 2005. You may exercise your options and sell the resulting shares at your discretion (subject, as is always the case, to Landec’s insider trading policy).

Q:	Did the acceleration affect any other terms or conditions of my options?

Generally speaking, no. The exercise prices are not affected and the acceleration did not change the term of your options. Options remain exercisable until their original termination date. As part of the acceleration, some Incentive Stock Options (ISO) could be converted to Non Qualified Options (NQ) resulting in a different tax treatment. You will be informed by the Stock Administrator (Stacia Skinner) if any of your ISOs were converted to NSOs as a result of the acceleration. You should contact your tax advisor if you have any questions.

Q:	Must I exercise and sell my options now?

No. The acceleration means that your options are immediately vested. It does not change the term of the options, and the options remain exercisable until their termination date.

Q:	If I am interested in exercising or selling my options, who do I contact?

Optionees are provided materials on exercising stock options with their grant paperwork. If you do not have these materials, please contact Stacia Skinner at 650-261-3659.

Q:	What effect will this action have on the stock option program?

In light of the accounting treatment of stock options beginning with our fiscal year 2007, we are evaluating long-term incentive plan alternatives.

Q:	How does this action affect the Employee Stock Purchase Plan (ESPP)?

The acceleration of stock option vesting has no impact on the Employee Stock Purchase Plan. However, the rules governing the ESPP have changed and we have under review the impact those changes may have on our ESPP beginning in fiscal year 2007.